EXHIBIT 99.1

Press release

Lenco Mobile Inc. secures $10 million Series A Convertible Preferred Stock financing

Tuesday, September 28th 2010

SANTA BARBARA, Calif.--(BUSINESS WIRE)— Lenco Mobile Inc. (LNCM:PK) today announced that Pablo Enterprises LLC has signed a definitive agreement to acquire $10 million of Lenco Mobile’s Series A Convertible Preferred Stock. As a condition to the financing, Lenco Mobile’s management is also participating in the transaction investing $750,000 in the Series A Convertible Preferred Stock.

Michael Levinsohn, CEO and President of Lenco Mobile said, “The $10 million investment enables us to increase the speed at which we expand internationally. The demand for our services and solutions is particularly high right now, given that wireless carriers are increasingly reliant on data revenue to keep growing.”

In recent weeks, Lenco Mobile has successfully launched a number of its solutions for clients in South Africa, Australia, and Mexico including its itemized billing solution for banks and retail clients.  As opposed to receiving an account statement via the mail, customers can now receive monthly statements in MMS format, via their mobile phones. This delivery method is measurable because the sender can see when the MMS statement was received and is also highly secure because of the encryption used to deliver the MMS message. Lenco Mobile management believes that the market for mobile phone-based itemized statements is tens of millions of statements per month, particularly in the developing markets like Africa and parts of Asia where postal infrastructure is lacking.

Detailed Information concerning the terms of the Series A Convertible Preferred Stock and the financing transaction can be found in Lenco Mobile’s report on 8-K filed with the SEC.

About Lenco Mobile Inc.

Lenco Mobile Inc. is a global developer, owner, and operator of proprietary advertising and technical platforms primarily for the high growth mobile and online marketing sectors.  The platforms provide customers including leading wireless carriers and consumer brands with turnkey solutions to attract, retain and monetize relationships with consumers.  Lenco Mobile offers brand owners the ability to design, manage, and execute mobile-based marketing campaigns through MMS messaging with improved messaging throughput, better quality, and reduced bandwidth usage on a per message basis.    In addition to propriety MMS messaging solutions, the Company offers products and services such as mobi sites, mobile greeting cards, mobile statements, high volume internet and mobile ad-impression serving, loyalty programs, online support, and search and database marketing. The Company is headquartered in the U.S. and has operations in South Africa, South Korea, Australia, the United Kingdom and Mexico.

Forward-Looking Statements

This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Neither Lenco Mobile Inc. nor any company mentioned in this release undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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